Filed Pursuant to Rule 424(b)(5)

Registration No. 333-104792

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus Dated October 27, 2003)

4,520,000 shares of common stock

This prospectus supplement supplements the prospectus dated October 27, 2003, relating to the disposition by the selling stockholders of FX Energy, Inc., or their transferees, of up to 4,520,000 shares of common stock or interests therein. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used and not defined in this prospectus supplement have the meaning given to them in the prospectus.

An investment in our shares involves certain risks. We urge you to read the “Risk Factors” section beginning on page 2 of the prospectus and the rest of the prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 28, 2008.

            The table and related notes appearing on page 16 of the prospectus, in the section entitled “Selling Stockholders,” are amended to revise the information below with respect to persons listed and not previously listed in the prospectus or in any amendments or supplements thereto and by superseding the information with respect to persons previously listed in the prospectus with the information provided below. The information below is based solely on information provided by or on behalf of the Selling Stockholders, and we have not independently verified such information:

	Common Stock
	Beneficially Owned Before Offering		Number to be Sold(12)	Beneficially Owned After Offering
Selling Stockholder	Number	Percent		Number	Percent

CB II Capital Group, LP.	--	--	--	--	--
Stanley M. Burnstein Revocable Living Trust dated 4-06-90 as amended	151,194(13)	*	57,000	94,194	*
Thomas W. Hall Trust	74,426(14)	*	19,000	55,426	*
Paul Kramer Trust	212,868(15)	*	76,000	136,868	*
Jeffrey T. Montgomery	235,585(16)	*	95,000	140,585	*
David G. & Lisa Suzanne Orscheln Trust UTA 8/22/01	149,560(17)	*	95,000	54,560	*
Orion Capital Investments, LLC(18)	547,170(19)	1.4	190,000	357,170	*
James H. McCroy	505,235(20)	1.3	393,000	112,235	*

Note:	The footnote numbering sequence from the full selling stockholders’ table in the prospectus has been retained, resulting in numbering that appears out of sequence in this prospectus supplement.
*	Less than 1%.

. . . .

(12)	Percentages in this prospectus supplement are calculated using 40,296,447 shares of common stock issued and outstanding as of the date of this prospectus supplement.
(13)	Includes warrants to purchase 16,278 shares of common stock at $3.75 per share and 23,192 shares held in an IRA.
(14)	Includes warrants to purchase 5,426 shares of common stock at $3.75 per share.
(15)	Includes warrants to purchase 21,705 shares of common stock at $3.75 per share.
(16)	Includes warrants to purchase 27,131 shares of common stock at $3.75 per share.
(17)	Includes warrants to purchase 27,131 shares of common stock at $3.75 per share.
(18)

J. Shawn Chalmers, a Company stockholder, is the sole manager and holder of 75% of the membership interests of Orion Capital Investments, LLC. As reported in his Schedule 13G filed with the Securities and Exchange Commission, amended February 12, 2008. Mr. Chalmers is the beneficial owner of 2,004,319 shares of the Company’s common stock including the 547,170 shares and immediately exercisable warrants owned by Orion Capital Investments, LLC.

(19)	Includes warrants to purchase 104,261 shares of common stock at $3.75 per share.
(20)	Includes warrants to purchase 112,235 shares of common stock at $3.75 per share.

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